Exhibit 99.1

FOR IMMEDIATE RELEASE

COST PLUS, INC. REPORTS THIRD QUARTER EARNINGS EXCEEDED ORIGINAL ESTIMATE

Oakland, CA – November 19, 2003 – Cost Plus, Inc. (Nasdaq: CPWM) announced today record net income for the third quarter of fiscal 2003 of $0.9 million, versus a net loss of $0.7 million for the third quarter of fiscal 2002. Earnings per diluted share were $0.04 for the quarter compared to a prior year third quarter net loss per diluted share of $0.03. Results for the 2002 third quarter included a charge of $2.1 million, or $0.06 per fully diluted share, for a wage and hour lawsuit settlement. Year-to-date financial results set a record with net income of $6.3 million or $0.28 per diluted share compared with net income of $3.1 million or $0.14 per diluted share in the prior fiscal year.

For the third quarter, net sales increased 13.4% to $170.0 million from $149.9 million last year. Same store sales increased 1.2%, on top of a 14.1% increase last year. Year-to-date, net sales were $489.0 million, a 15.7% increase from $422.6 million for the same period last year, with same store sales growing 2.5% on top of an 8.0% prior year increase.

The Company also reported today that the ten new stores planned for the fourth quarter were opened by November 13, 2003, including the Company’s first two Florida stores, located in Jacksonville.

Murray Dashe, Chairman, CEO and President, said, “We are pleased to have exceeded our original guidance for each of the first three quarters, during a soft economic climate. We believe the record earnings we reported in each of these quarters is a testament to the increasing financial strength of our business as it grows, as well as the effectiveness of our employees in managing our variable costs. As we enter the fourth quarter, we are pleased with our sales performance thus far and the sell through on our Holiday product has been encouraging.”

During the quarter, the Company opened eight stores, one each in Crystal Lake, IL; Carson City, NV; Seaside, CA; Billings, MT; Maple Grove, MN; Chino, CA; Davis, CA and Denton, TX. Year to date through the third quarter, the Company has opened 21 stores, including one store that replaced a store at an existing location, and has expanded its operations into new markets including Colorado Springs, CO; Richmond, VA; Chico, CA; and Billings, MT.

Earnings guidance for the fourth quarter of fiscal 2003 is at $1.25 per diluted share and is predicated on the following major assumptions:

•	Opening of ten new stores versus six in the fourth quarter last year. One new store opening in this year’s fourth quarter is a replacement for a store that is closing.
•	Same-store sales up approximately 3% on top of a 2% increase in the prior year.
•	Total sales up approximately 17% to $317 million.
•	Gross profit rate at approximately 37.1% compared to 36.7% last year, primarily due to lower costs of distribution in the current year fourth quarter.
•	SG&A rate at approximately 22.0% versus 22.6% last year.
•	Pre-tax income at approximately $45 million versus $36 million in the fourth quarter of 2002.
•	An effective income tax rate of 37% in the current year vs. 29% in the prior year. The prior year effective rate included the results of a prior year tax credit study completed in the fourth quarter.
•	Net income of approximately $28 million versus $25 million last year.
•	Estimated earnings per diluted share of $1.25 versus $1.14 last year, with weighted average diluted shares outstanding of 22.8 million versus 22.2 million last year.

The Company’s fiscal 2003 earnings guidance for the full year is $1.55 per diluted share. The estimate for fiscal 2003 is predicated on the following major assumptions:

•	New store openings will be 31 versus 26 in the prior year. Two stores have closed with the opening of their replacements and one store closed in 2002 that was also replaced by a new store.
•	Same-store sales growth is expected to be approximately 2.7% versus 5.6% last year.

•	Net sales will grow to approximately $806 million, a 16% increase over last year.
•	Gross profit rate is expected to be approximately 35.2% versus 34.9% last year.
•	SG&A rate is expected to be approximately 27.3% versus 27.8% last year with the reduction due to leverage from additional sales and the litigation settlement and other charges incurred in fiscal 2002.
•	Pre-tax income is expected to be approximately $55 million versus $41 million in fiscal 2002.
•	An effective income tax rate of 37% in the current year.
•	Net income is expected at $34.6 million.
•	Weighted average diluted shares outstanding at 22.4 million shares vs. 22.2 million last year.

The Company’s third quarter earnings conference call will be today, November 19, 2003, at 8:00 a.m. PST. It will be held in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 904-7370 or (212) 341-7084. Callers are advised to dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21162986, from 10:00 a.m. PST Wednesday to 10:00 a.m. PST on Thursday, November 20. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.costplus.com. The replay will be available approximately 60 minutes after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of November 19, 2003, the Company operates 204 stores in 26 states, compared to 175 stores in 23 states at the same time last year.

The above statements relating to anticipated fourth quarter and fiscal 2003 financial results are “forward-looking statements” which are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: realization of cost savings assumed in the Company’s estimates; changes in economic conditions or international conflicts that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; further terrorist attacks and our nation’s response thereto; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	Murray Dashe (510) 893-7300 or John Luttrell (510) 808-9119

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except earnings per share, unaudited)

	Third Quarter Ended
	November 1, 2003		November 2, 2002
Net sales	$170,019	100.0%	$149,886	100.0%
Cost of sales and occupancy	113,061	66.5	99,676	66.5
Gross profit	56,958	33.5	50,210	33.5
Selling, general and administrative expenses	53,067	31.2	49,125	32.8
Store preopening expenses	1,567	0.9	1,213	0.8
Income (loss) from operations	2,324	1.4	(128)	-0.1
Net interest expense	962	0.6	1,020	0.7
Income before income taxes	1,362	0.8	(1,148)	-0.8
Income taxes	504	0.3	(436)	-0.3
Net income (loss)	$858	0.5%	($712)	-0.5%
Net income (loss) per share – diluted	$0.04		($0.03)
Weighted average shares outstanding – diluted	22,537		21,733
New stores opened	8		6

	Nine-Month Period Ended
	November 1, 2003		November 2, 2002
Net sales	$488,997	100.0%	$422,574	100.0%
Cost of sales and occupancy	322,678	66.0	279,569	66.2
Gross profit	166,319	34.0	143,005	33.8
Selling, general and administrative expenses	150,148	30.7	131,351	31.0
Store preopening expenses	3,834	0.8	4,082	1.0
Income from operations	12,337	2.5	7,572	1.8
Net interest expense	2,346	0.5	2,540	0.6
Income before income taxes	9,991	2.0	5,032	1.2
Income taxes	3,697	0.7	1,912	0.5
Net income	$6,294	1.3%	$3,120	0.7%
Net income per share – diluted	$0.28		$0.14
Weighted average shares outstanding – diluted	22,228		22,126
New stores opened	21		20

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	November 1, 2003	November 2, 2002
ASSETS
Current assets:
Cash and cash equivalents	$3,705	$4,712
Merchandise inventories	250,244	204,478
Other current assets	25,072	19,663
Total current assets	279,021	228,853
Property and equipment, net	123,408	119,676
Goodwill	4,178	4,178
Other assets	6,586	8,724
Total assets	$413,193	$361,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$59,885	$43,279
Accrued compensation	9,255	6,589
Revolving line of credit	35,900	37,400
Other current liabilities	18,347	19,101
Total current liabilities	123,387	106,369
Capital lease obligations	36,632	38,402
Other long-term obligations	14,127	10,946
Shareholders’ equity:
Common stock	218	217
Additional paid-in capital	147,074	135,613
Retained earnings	91,755	69,884
Total shareholders’ equity	239,047	205,714
Total liabilities and shareholders’ equity	$413,193	$361,431

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